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Exhibit 21.1

List of Subsidiaries

Name of Subsidiary	State of Organization
Crosstex Energy Services GP, LLC	Delaware
Crosstex Energy Services, Ltd.	Delaware
Crosstex Pipeline, LLC	Texas
Crosstex Pipeline Partners, Ltd.	Texas
Crosstex Gulf Coast Transmission, Ltd.	Texas
Crosstex Gulf Coast Marketing, Ltd.	Texas
Crosstex CCNG Gathering Ltd.	Texas
Crosstex CCNG Marketing Ltd.	Texas
Crosstex CCNG Transmission Ltd.	Texas
Crosstex CCNG Processing Ltd.	Texas
Crosstex Treating Services, Inc.	Delaware

List of Assumed Names

Name of Subsidiary	Assumed Names
Crosstex Energy Services, Ltd.	Crosstex/WRA Gas Services, Inc. Crosstex Treating Services

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  Exhibit 21.1